Exhibit 10.34

STOCK REPURCHASE AGREEMENT

This Stock Repurchase Agreement (the “Agreement”) is entered into as of February 2, 2005 between Jack Randall, an individual (“Seller”), and Rackable Systems, Inc. (f/k/a Rackable Corporation), a Delaware corporation (the “Company”).

RECITALS

WHEREAS, Seller is the owner of 2,299,023 shares of Common Stock of the Company; and

WHEREAS, Seller desires to sell and the Company desires to purchase Four Hundred Eight Thousand Forty One (408,041) shares of Common Stock of the Company (the “Shares”) for an aggregate purchase price of One Million Nine Hundred Ninety Nine Thousand Nine Hundred Ninety Eight Dollars and Eleven Cents ($1,999,998.11), in accordance with the terms and conditions of this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants set forth in the Agreement and other good and valuable consideration, the parties agree as follows:

Article 1. Purchase of Shares. Concurrently with the execution of this Agreement, Seller hereby sells the Shares to the Company and the Company hereby purchases the Shares for a total purchase price of One Million Nine Hundred Ninety Nine Thousand Nine Hundred Ninety Eight Dollars and Eleven Cents ($1,999,998.11) (the “Purchase Price”). Upon execution of this Agreement, the Company shall pay the Purchase Price for the Shares in immediately available funds by check or by wire transfer to an account designated by Seller, and Seller shall deliver stock certificates representing the Shares together with an executed assignment separate from certificate transferring the Shares to the Company or otherwise properly endorsed for transfer. The Company’s officers shall thereafter cause the Shares to be cancelled on the books of the Company.

Article 2. Representations and Warranties of Seller. Seller represents and warrants to the Company that:

(a) Seller is the owner, free and clear of any liens, encumbrances, security agreements, options, claims, charges, or restrictions, except as set forth in (a) the Founders Repurchase and Rights Agreement entered into by and among the Company, GNJ, Inc. (f/k/a Rackable Systems, Inc.) (“OldCo”), Rackable Investment LLC (“Investment LLC”), Seller, Nikolai Gallo and Giovanni Coglitore dated as of December 23, 2002, (b) the Stockholders Voting Agreement entered into by and among the Company, OldCo, Investment LLC, Seller, Nikolai Gallo and Giovanni Coglitore dated as of December 23, 2002, and (c) the Registration

Rights Agreement entered into by and among the Company, OldCo, Investment LLC, Seller, Nikolai Gallo and Giovanni Coglitore dated as of December 23, 2002.

(b) Seller has full power and capacity to execute, deliver and, subject to consent of the Board of Directors of the Company, perform under this Agreement, which has been duly executed and delivered by, and evidences the valid and binding obligation of the Seller in accordance with its terms. Upon its execution and delivery, this Agreement will be a valid and binding obligation of Seller, enforceable in accordance with its terms.

(c) Seller has entered into this Agreement based on its own investigation and analysis and that of its advisors, including legal counsel. Seller has had an opportunity to review the Agreement and has conducted all due diligence and received all materials and information that it deems relevant, including the Company’s future business prospects, in connection with its decision to sell the Shares under this Agreement. Seller has had the opportunity to ask questions of and receive answers from the Company and its management regarding the terms applicable to the Shares and regarding all information applicable to Seller’s decision to enter into this Agreement. Seller understands that the Company’s plans for the future may result in the Company’s Common Stock becoming significantly more valuable, including potentially an initial public offering, and that the future value of the Shares could far exceed the amounts such Seller will receive under this Agreement. Seller has determined to forego the possibility of such future value to obtain the consideration being paid pursuant hereto at the present time. The Company has not made any representation to such Seller about the advisability of this decision or the potential future value of the Shares.

(d) Seller has had an opportunity to review the federal, state and local tax consequences of the sale of the Shares to the Company and the transactions contemplated by this Agreement with its own tax advisors. Seller is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. Seller understands that he (and not the Company) shall be responsible for its own tax liability, if any, that may arise as a result of the transactions contemplated by this Agreement.

(e) Seller acknowledges that this Agreement is one of a series of three (3) such agreements, all of like tenor except as to the name of the seller, which were negotiated and executed simultaneously with Nikolai Gallo and Giovanni Coglitore (the “Stock Repurchase Agreements”).

(f) Seller has executed the Subordination Agreement dated January 25, 2005 between Silicon Valley Bank and Seller, Giovanni Coglitore and Nikolai Gallo (the “Subordination Agreement”).

Article 3. Representations and Warranties of the Company. The Company represents and warrants to Seller that:

(a) the authorized capital of the Company consists of (i) 23,320,000 shares of Series A Senior Convertible Participating Senior Preferred Stock, $0.001 par value (the “Series A Preferred Stock”), of which 19,320,000 shares are issued and outstanding, (ii) 23,320,000 shares of Series B Redeemable Preferred Stock, $0.001 par value (the “Series B Preferred Stock”), none of which are issued and outstanding, and (iii) 28,500,000 shares of Common Stock, $0.001 par value (the “Common Stock”), of which 8,366,704 shares are issued and outstanding. The Company is authorized to issue an additional 3,750,000 shares of Common Stock of the Company pursuant to the Company’s 2002 Stock Option Plan.

(b) Subject to approval of this Agreement and the transactions contemplated thereunder by the Board of Directors of the Company, the Company has full power and authority to execute and deliver this Agreement.

(c) Investment LLC is the holder of record of more than one half of the Company’s outstanding voting securities. The Company has made its stock ledger available for review by Seller and its counsel.

Article 4. Consent to Transactions. Seller hereby irrevocably consents to the purchase by the Company of shares from Nikolai Gallo and Giovanni Coglitore pursuant to the terms of the Stock Repurchase Agreements, and agrees that the transactions are fair and in the interest of the Company’s stockholders. Seller and the Company acknowledge that Nikolai Gallo, Giovanni Coglitore (in his capacity as direct owner or indirectly as trustee, custodian or otherwise), Investment LLC, Thomas K. Barton, Todd Ford, Joseph Coglitore, and Silicon Valley Bank (each a “Consenting Person”) have consented to the purchase by the Company of the Shares from Seller.

Article 5. Waiver. Seller irrevocably waives any claim against Company (other than any claims for the return of proceeds arising from the repayment of proceeds received under this Agreement as a result of claims other than by or through a Consenting Person) and against any of the Company’s officers, directors, or affiliates (as well as attorneys of each of the foregoing), relating to any alleged noncompliance with any provision of Sections 500 et seq. of the California Corporations Code, if applicable, or under Section 160 of the Delaware General Corporation Law relating to the transactions contemplated hereby or under the other Stock Repurchase Agreements.

Article 6. Arms Length Transaction. Each party has conducted its own investigation and analysis and freely and independently bargained for this Agreement at arms length without reliance on any other party and each party is receiving reasonably equivalent value and fair consideration. Each party agrees that the value of the Shares is uncertain, and could be substantially more than or substantially less than the Purchase Price.

Article 7. Miscellaneous

Section 7.1. Governing Law. This Agreement is to be construed in accordance with and governed by the internal laws of the State of Delaware without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Delaware to the rights and duties of the parties. All disputes and controversies arising out of or in connection with this Agreement shall be resolved exclusively by the state and federal courts located in Santa Clara County in the State of California, and each party hereto agrees to submit to the jurisdiction of said courts and agrees that venue shall lie exclusively with such courts.

Section 7.2. Entire Agreement; Amendment; Waiver. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter herein and supersedes any prior understandings and agreements between them. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the parties to this Agreement. No failure on the part of a party to exercise, and no delay in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, remedy, power or privilege preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 7.3. Severability. If any provision of this Agreement, or the application of such provision to any person or circumstance, is held invalid or unenforceable, the remainder of this Agreement, or the application of such provisions to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby.

Section 7.4. Successors and Assigns. This Agreement shall be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.

Section 7.5. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

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IN WITNESS WHEREOF, the undersigned have executed this Stock Repurchase Agreement as of the date first referenced above.

“SELLER”	“THE COMPANY”

Rackable Systems, Inc. (f/k/a Rackable Corporation)
/s/ Jack Randall	By:	/s/ Tom Barton
Jack Randall	Name:	Tom Barton
	Title:	CEO